Griffin Institutional Access Credit Fund

Item 77Q1(d) – Copies of Constituent Instruments Defining Rights of Holders

The Multiple Class Plan for Classes A, C and I for Griffin Institutional Access Credit Fund (the “Registrant”), effective March 2, 2017, was filed as an Exhibit d(2) to Pre−Effective Amendment No. 2 to the Registrant's Registration Statement, Accession Number 0001398344-17-002883, and is hereby incorporated by reference in response to Item 77Q1(d) of the Registrant's Form N−SAR.